Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-202508) of Abbott Laboratories and related Prospectus of our reports dated February 23, 2016 (except for Notes 1 and 9, as to which the date is June 7, 2016), with respect to the consolidated financial statements of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical Inc., included in Abbott Laboratories Current Report on Form 8-K dated November 16, 2016, to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in the prospectus supplement to the Registration Statement (Form S-3 No. 333-202508) to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 16, 2016